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EXHIBIT (11) - STATEMENT RE:  COMPUTATION OF PRO FORMA EARNINGS PER SHARE


                                                        YEAR ENDED SEPTEMBER 30,

                                              1996              1995              1994
                                          -----------        ----------        ----------
Average number of shares outstanding...    27,655,964        23,340,706        22,362,986

Net effect of common and common
equivalent shares issued in an
initial public offering under
SAB 83.................................         -                 -                     0
                                         ------------      ------------      ------------
Total                                      27,655,964        23,340,706        22,362,896
                                         ============      ============      ============

Net loss                                 $(26,593,178)     $(19,660,458)     $(27,932,681)
                                         ============      ============      ============

Net loss per share                       $      (0.96)     $      (0.84)     $      (1.25)
                                         ============      ============      ============


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Note:  Options are anti-dilutive for all periods presented as the Company incurred net operating losses from operations.  Under Staff Accounting Bulletin
Number 83 (SAB 83), the effects of common and common equivalent shares issued within one year of an initial public offering are considered outstanding for all years presented, even if their effect is anti-dilutive in periods where a net loss occurred.